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                                                                    EXHIBIT 2.1




                               PURCHASE AGREEMENT

       THIS AGREEMENT is made and entered into as of this 2nd day of July, 1997, by and between SHIDLER WEST INVESTMENT CORPORATION, a Delaware corporation ("Purchaser"), and MERIT INDUSTRIAL PROPERTIES LIMITED PARTNERSHIP, a Texas limited partnership (Seller").

       IN CONSIDERATION of the respective agreements hereinafter set forth, Seller and Purchaser hereby agree as follows:

1.     Purchase and Sale.

       Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, on the terms and conditions set forth in this Agreement, the Property. As used herein, the term the "Property" shall mean, collectively: (a) the parcels of land described in Exhibit A attached hereto (collectively, the "Land"), together with all rights, easements and interests appurtenant thereto including, but not limited to, any streets or other public ways adjacent to the Land and any development rights, water or mineral rights owned by, or leased to, Seller; (b) all improvements located on the Land, including, but not limited to, those certain eight (8) buildings identified on
Schedule 1 attached hereto and all other structures, systems, and utilities associated with, and utilized by Seller in the ownership and operation of such building(s) (all such improvements, together with such building(s), being referred to herein as the "Improvements"), but excluding improvements, if any, owned by tenants of such building(s); (c) all personal property owned by Seller, located on or in the Land or Improvements, or used in connection with the operation and maintenance of the Property (the "Personal Property"), including, without limitation, all personal property listed on Exhibit B attached hereto; (d) all building materials, supplies, hardware, carpeting and other inventory maintained in connection with Seller's ownership and operation of the Property (the "Inventory"); (e) all trademarks, tradenames, and entitlements and other intangible property used or useful in connection with the foregoing, including, without limitation, all of Seller's right, title and interest in any and all warranties and guaranties relating to the Property, but excluding all rights to use the name "Merit" (the "Intangible Personal Property"); and (f) Seller's interest in all leases and other agreements to occupy all or any portion of the Property that are in effect on the Contract Date (defined below) or into which Seller enters prior to Closing (defined below), but pursuant to the terms of this Agreement (as such may have been amended, modified or supplemented, the "Leases").

2.     Purchase Price; Independent Contract Consideration.

              a. The purchase price of the Property shall be Fourteen Million Nine Hundred Ninety-Five Thousand Dollars ($14,995,000.00) (the "Purchase Price"). The Purchase Price shall be paid to Seller at Closing, plus or minus prorations and other adjustments hereunder, in immediately available funds.



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              b.     The Purchase Price shall be paid as follows:

                     i. Upon mutual execution of this Agreement, Purchaser shall deliver to Commonwealth Land Title Company of Dallas ("Title Company") a deposit in the amount of One Hundred Fifty Thousand Dollars ($150,000.00) (the "Initial Deposit; and, together with the Extension Deposit (as defined below), if applicable, the "Deposit"). The Deposit shall be held in an interest-bearing account and interest accruing thereon shall be held for the account of Purchaser. In the event the sale of the Property as contemplated hereunder is consummated, the Deposit plus interest accrued thereon shall be delivered to Seller at the Closing and credited against the Purchase Price.

                     ii. Prior to or contemporaneous with the execution hereof by Purchaser and Seller, Purchaser has paid to Seller One Hundred Dollars ($100.00) (the "Independent Contract Consideration"), which amount Seller and Purchaser bargained for and agreed to as consideration for Seller's execution and delivery of this Agreement. The Independent Contract Consideration is non-refundable and in addition to any other payment or deposit required by this Agreement, and Seller shall retain the Independent Contract Consideration notwithstanding any other provision of this Agreement to the contrary; provided, however, that if the Closing shall occur hereunder, then the Independent Contract Consideration shall be applied to the Purchase Price.

                     iii. The balance of the Purchase Price shall be paid to Seller at the closing of the purchase and sale contemplated hereunder (the "Closing").

3.     Title to the Property.

              a. At the Closing, Seller shall convey to Purchaser indefeasible and insurable fee simple title to the Land and the Improvements, by one or more duly executed and acknowledged special warranty deeds in the form attached hereto as Exhibit C (collectively, the "Deed"). Evidence of delivery of indefeasible and insurable fee simple title shall be the issuance by Title Company to Purchaser of a Texas Owner's Policy of Title Insurance (Form T-1) in the amount of the Purchase Price (the "Title Policy"), insuring fee simple title to the Land and the Improvements in Purchaser, subject only to such exceptions as Purchaser shall approve pursuant to Subparagraph 5(a) below (the "Permitted Exceptions"). The Title Policy shall contain such special endorsements as Purchaser may reasonably require, including, without limitation, the amendment of the survey exception to read "shortages in area" only (the "Endorsements"). The Title Company shall also provide for reinsurance with direct access with such companies and in such amounts as Purchaser shall reasonably request.

              b. At the Closing, Seller shall transfer title to the Personal Property and the Inventory by a bill of sale in the form attached hereto as Exhibit D (the "Bill of Sale"), such title to be free of any liens, encumbrances or interests, other than the Permitted Exceptions.





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              c.     At the Closing, Seller shall transfer title to the
Intangible Personal Property by an assignment of service contracts, warranties and guaranties and other intangible property in the form attached hereto as Exhibit E (the "Assignment of Intangible Property") and shall transfer title to the Leases by an assignment of leases in the form attached hereto as Exhibit F (the "Assignment of Leases"), such title to be free of any liens, encumbrances or interests, other than the Permitted Exceptions.

4.     Due Diligence and Time for Satisfaction of Conditions.

       Purchaser shall have the right to commence due diligence with respect to the Property following the date on which this Agreement is fully executed by the parties hereto (the "Contract Date") and the due diligence period ("Due Diligence Period") shall expire on July 30, 1997, provided, however, in the event that Seller fails to deliver to Purchaser any of the items identified on Exhibit G attached hereto and identified with an asterisk (the "Delivery Items") on or before the date that is five (5) days after the Contract Date, the Due Diligence Period shall be extended with respect to such undelivered Delivery Item only by one day for each day beyond such fifth (5th) day until such Delivery Item is delivered to Purchaser. In addition to the foregoing, Seller shall, upon 24 hours notice, make available to Purchaser and its employees, representatives, counsel and consultants access to all of its books, records and files relating to the Property in Seller's possession or reasonable control, including, without limitation, all of the items set form on said Exhibit G other than the Delivery Items, and Seller agrees, to the extent reasonably feasible, to allow Purchaser to make copies at Seller's office or the property management office of such items as Purchaser reasonably requests. As used in this Agreement, the term "reasonable control" mean those items in the possession of Seller's agents or independent contractors under direct contract with Seller or its affiliates, and the term "affiliate" means any entity or person controlled by, controlling or under common control with a named person or entity.

5.     Diligence Period Conditions.

       The following conditions are precedent to Purchaser's obligation to purchase the Property and to deliver the Purchase Price (the "Diligence Period Conditions"):

              a. Purchaser's review and approval of title to the Property, as follows. Seller shall deliver to Purchaser at Seller's sole cost and expense, within five (5) days after the Contract Date, the following:

                     i. one or more current standard coverage preliminary title reports on the Land, issued by Title Company, accompanied by copies of all documents referred to in the reports (the "Preliminary Reports"). In the event the Title Company issues any supplements to the Preliminary Reports during the term of this Agreement, Purchaser shall have five (5) business days following delivery of any such supplemental report to approve or disapprove in writing of any exception contained therein and not disclosed in the Preliminary Reports, or any prior supplement thereto;





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                     ii.    copies of all existing and proposed easements,
covenants, restrictions, agreements or other documents which affect title to the Property and which are not disclosed by the Preliminary Reports;

                     iii. all surveys of the Land and Improvements in Seller's possession or reasonable control; and

                     iv. copies of the most recent property tax bills for the Property.

       Purchaser shall advise Seller, at least ten (10) days prior to the end of the Due Diligence Period, what exceptions to title, if any, will be accepted by Purchaser. Seller shall have five (5) days after receipt of Purchaser's objections to give Purchaser: (i) notice that Seller shall use all reasonable efforts to remove all disapproved exceptions from title on or before the Closing Date; or (ii) notice that Seller elects not to cause such exceptions to be removed. If Seller gives Purchaser notice under clause (ii), Purchaser shall have five (5) days to elect to proceed with the purchase or terminate this Agreement. If Purchaser shall fail to give Seller notice of its election within said five (5) days, Purchaser shall be deemed to have elected to terminate this Agreement. If Seller gives notice under clause (i) above and fails to remove all such disapproved exceptions prior to the Closing Date despite using its reasonable efforts and Purchaser is unwilling to accept title subject to such exception in its sole and absolute discretion, Purchaser shall have the right to terminate this Agreement. Notwithstanding anything to the contrary provided herein, Seller shall be obligated to remove or endorse over to the reasonable satisfaction of Purchaser prior to Closing all monetary liens encumbering the Property (or any portion thereof) other than the lien of any property taxes, not yet due or payable.

              b. Purchaser's review and approval of the matters described in Paragraph 4 above and each component thereof as Purchaser shall desire in its sole and absolute discretion. Such review shall include an examination for the presence or absence of Hazardous Material (as defined in Subparagraph 8(j) below). Notwithstanding anything to the contrary contained herein, Purchaser shall not engage in or otherwise conduct any additional environmental studies or environmental testing or sampling of any kind with respect to the Property or with respect to the soils or ground water, or other studies which would require test boring or which testing would otherwise damage or disturb any portion of the Property, without obtaining Seller's prior written consent thereto, which consent shall not be unreasonably withheld, delayed or conditioned.

              c. Purchaser's review and approval, within the Due Diligence Period, of a schedule (the "Schedule of Agreements") setting forth an exclusive list of all of the service contracts and similar agreements affecting the Property. Prior to the end of the Due Diligence Period, Purchaser shall deliver to Seller a list setting forth those service contracts and similar agreements that shall be assigned to, and assumed by, Purchaser at the Closing (the "Assumed Contracts"). Purchaser shall have the right, in its sole discretion, to require the termination of any service contract or similar agreement that is





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not an Assumed Contract effective as of the Closing, provided that either (i)
such contract or agreement is terminable by Seller without the payment of any fee or penalty and Purchaser provides to Seller adequate notice that Purchaser shall require the termination of such contract or agreement or (ii) the service provider is an affiliate of Seller or Seller's general partner.

              Prior to the end of the Due Diligence Period, Purchaser shall deliver written notice (the "Approval Notice") to Seller informing Seller whether or not Purchaser has approved or waived all of the Diligence Period Conditions. Notwithstanding anything in this Agreement to the contrary, Purchaser shall have the right to terminate this Agreement at any time prior to the end of the Due Diligence Period in its sole and absolute discretion and for any or for no reason whatsoever. If, by the end of the Due Diligence Period, Purchaser shall not have delivered the Approval Notice to Seller approving or waiving all of the Diligence Period Conditions, then this Agreement shall automatically terminate, the Deposit shall be returned to Purchaser and the parties shall be released from all obligations hereunder.

6.     Conditions to Closing.

       The following conditions are precedent to Purchaser's obligation to acquire the Property and to deliver the Purchase Price (the "Conditions Precedent"):

              a. This Agreement shall not have terminated pursuant to any other provision hereof, including, without limitation, Paragraph 5 above.

              b. Seller's obtaining and delivering to Purchaser tenant estoppel certificates from tenants ("Tenants") occupying all of the rentable area of the leased premises in the Property that is leased to Tenants, which certificates shall be in the form of Exhibit I attached hereto (subject only to such changes and qualifications, including, without limitation, statements alleging defaults or other matters, as are acceptable to Purchaser in its reasonable discretion) and shall reflect the terms of the respective Leases, and which certificates shall be dated (or recertified) no earlier than forty-five (45) days prior to the Closing Date. Seller shall deliver to each of the Tenants of the Property, and shall use its reasonable efforts to obtain from each of the Tenants, a tenant estoppel certificate in the form attached hereto as Exhibit I, revised by Seller to reflect the terms of the respective Leases, and modified to address reasonable, specific concerns arising as a result of Purchaser's review of the Leases that are conveyed to Seller in writing prior to the expiration of the Due Diligence Period. As used in this Section 6(b), reasonable efforts shall be limited to demand only and Seller shall not be obligated to institute legal action to require delivery of such estoppel certificates. Notwithstanding the foregoing, to the extent that Seller has not obtained satisfactory estoppel certificates from all of the Tenants despite its using reasonable best efforts, but Seller has obtained satisfactory estoppel certificates from all of the Major Tenants and from Tenants (including Major Tenants) occupying ninety percent (90%) or more of the rentable area of the leased premises in the Property that is leased to Tenants, then Seller shall deliver to Purchaser a





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master landlord estoppel dated as of the Closing Date with respect to all leased space in the Premises for which a satisfactory tenant estoppel certificate is not delivered by Seller, which master estoppel certificate shall be in form and substance (based substantially on Exhibit I hereto) reasonably satisfactory to Purchaser, and the Condition Precedent set forth in this Paragraph 6(b) shall be deemed satisfied. The representations and warranties set forth in Seller's master estoppel certificate shall survive the Closing as to each such space until the scheduled expiration date of the current term of the lease for such space. In the event Seller shall deliver one or more estoppel certificates, Seller shall have the right, after the Closing, to continue to obtain estoppel certificates with respect to such leases. In the event Seller is able to obtain an estoppel certificate from a tenant for which Seller delivered a replacement estoppel certificate, then the obligations of the Seller under the replacement estoppel certificate shall terminate and be of no further force or effect as of the date of delivery of the estoppel certificate from the tenant. As used herein, the term "Major Tenant" shall mean a Tenant occupying 10,000 rentable square feet or more of leased space in the Premises.

              c. All of Seller's representations and warranties contained in or made pursuant to this Agreement shall have been true and correct when made and shall be true and correct as of the Closing Date. At the Closing Seller shall deliver to Purchaser a certificate certifying that each of Seller's representations and warranties contained in Paragraph 8 below are true and correct as of the Closing Date. In the event that Seller advises Purchaser prior to the Closing that any of Seller's representations or warranties set forth herein is not true and correct as a result of an event occurring after the Contract Date that is beyond the control of Seller or Seller's employees, partners, agents or contractors, then Purchaser's sole remedy shall be to cancel and terminate this Agreement and receive the return of the Deposit or to waive the condition precedent set forth in this Paragraph 6(c) with respect to such representation or warranty and, in the event the Closing occurs, Purchaser shall not be entitled to any reduction in the Purchase Price or recover damages from Seller with respect to such representation or warranty. Notwithstanding anything to the contrary set forth above, in the event that Purchaser advises Seller prior to the Closing that any of Seller's representations or warranties set forth herein is not true and correct, Seller shall have the right to elect to cure such untrue or incorrect representation or warranty prior to the Closing, and in the event that Seller cures all such untrue or incorrect representations and warranties prior to the Closing, the Condition Precedent set forth in this Paragraph 6(c) shall be deemed satisfied. Seller shall have the right to extend the Closing Date with respect to any affected Constituent Parcel Constituent Parcel (as defined below) for up to sixty (60) days to cure any such untrue or incorrect representations or warranties, provided that Seller (i) delivers written notice to Purchaser within five (5) days after Seller receives such notification from Purchaser, which notice shall state that Seller is electing to extend the Closing Date and that Seller will use all commercially reasonable efforts to cure such untrue or incorrect representation or warranty, and (ii) thereafter diligently proceeds to attempt to cure all such untrue or incorrect representations and warranties. The sixty (60) day period set





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forth in the immediately preceding sentence shall run concurrent with the sixty
(60) day period set forth in Paragraph 11(b) below.

              d. The physical condition of the Property shall be substantially the same on the day of Closing as on the date of Purchaser's execution of this Agreement, reasonable wear and tear and loss by casualty excepted (subject to the provisions of Paragraph 12 below), and, as of the day of Closing, there shall be no litigation or administrative agency or other governmental proceeding of any kind whatsoever, pending or threatened, which after Closing would materially adversely affect the value of the Property or the ability of Purchaser to operate the Property in the manner in which it is currently being operated, and no proceedings shall be pending or threatened which could or would cause the redesignation or other modification of the zoning classification of, or of any building code requirements applicable to the Property or any portion thereof.

              e. Title Company shall be irrevocably and unconditionally committed to issue to Purchaser the Title Policy as described in Subparagraph 3(a) above.

              The Conditions Precedent are intended solely for the benefit of Purchaser. Subject to the provisions of Paragraph 7(b) below, if any of the Conditions Precedent is not satisfied, Purchaser shall have the right in its sole discretion either to waive in writing such Condition Precedent without reduction in the Purchase Price and proceed with the purchase or terminate this Agreement, in which event the Deposit shall be returned to Purchaser and the parties shall be released from all obligations hereunder.

              In the event that Purchaser consummates the Closing hereunder, Purchaser shall be deemed to have waived any and all unsatisfied conditions precedent.

7.     Remedies.

        a. In the event the sale of the Property is not consummated because of the failure of any condition or any other reason except a default under this Agreement or any of the Other Agreements (as defined below) on the part of Purchaser, the Deposit plus interest accrued thereon shall immediately be returned to Purchaser. If said sale is not consummated because of a default under this Agreement or under any of the Other Agreements on the part of Purchaser, the Deposit (but not the interest accrued thereon) shall be paid to and retained by Seller as liquidated damages. The parties have agreed that Seller's actual damages, in the event of a default by Purchaser, would be extremely difficult or impracticable to determine. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE DEPOSIT (AS WELL AS THE DEPOSIT UNDER EACH OF THE OTHER AGREEMENTS) HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES AND AS SELLER'S EXCLUSIVE REMEDY AGAINST PURCHASER, AT LAW OR IN EQUITY, IN THE EVENT OF A DEFAULT UNDER THIS AGREEMENT OR UNDER ANY OF THE OTHER AGREEMENTS ON THE PART OF PURCHASER. NOTWITHSTANDING THE FOREGOING PROVISIONS OF THIS





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PARAGRAPH 7(a), THIS PARAGRAPH 7(a) SHALL NOT LIMIT ANY RECOVERY BY SELLER
PURSUANT TO THE PROVISIONS OF PARAGRAPHS 13, 17(b), 17(h), AND 17(l) BELOW OR PURSUANT TO THE PROVISIONS OF PARAGRAPHS 13, 17(b), 17(h), AND 17(l) OF ANY OF THE OTHER AGREEMENTS.

              INITIALS:      Seller _______              Purchaser _______

        b. In the event the sale of the Property is not consummated because of a material default under this Agreement on the part of Seller or a material default under any of the Other Agreements on the part of the "Seller" thereunder, which default is not cured within three (3) business days after receipt of written notice from Purchaser, or if a Condition Precedent cannot be fulfilled because Seller frustrated such fulfillment by some willful act, Purchaser may elect, as its sole and exclusive remedy hereunder, to either (1) terminate this Agreement by delivery of notice of termination to Seller, whereupon (A) the Deposit (as well as the Deposit under each of the Other Agreements) plus interest accrued thereon shall be immediately returned to Purchaser, and (B) Seller shall pay to Purchaser any title, escrow, legal and inspection fees incurred by Purchaser and any other expenses incurred by Purchaser in connection with the negotiation of this Agreement and the Other Agreements and Purchaser's pursuit of the transactions contemplated hereunder and under the Other Agreements and the performance of its due diligence review of the Property and the "Property" described in the Other Agreements, including, without limitation, environmental and engineering consultants' fees and expenses and legal fees, and neither party shall have any further rights or obligations hereunder, or (2) continue this Agreement pending Purchaser's action for specific performance.

8.     Closing and Escrow.

       a. Upon mutual execution of this Agreement, the parties hereto shall deposit an executed counterpart of this Agreement with Title Company and this Agreement shall serve as instructions to Title Company for consummation of the purchase and sale contemplated hereby. Seller and Purchaser agree to execute such additional escrow instructions as may be appropriate to enable the escrow holder to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

        b. The parties shall conduct an escrow Closing pursuant to this Paragraph 8 on or before September 4, 1997 or on such other date as Purchaser and Seller may agree in their sole and absolute discretion (the "Closing Date"), provided, however, that Purchaser shall have the right to extend the Closing Date on one or more occasions for up to thirty (30) days in the aggregate so long as Purchaser (i) delivers written notice to Seller not less than ten (10) business days prior to the then scheduled Closing Date, (ii) deposits an





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additional One Hundred Ten Thousand Dollars ($110,000.00) (the "Extension
Deposit") in escrow with Title Company, and (iii) similarly extends the "Closing Date" under each of the Other Agreements and deposits with Title Company the "Extension Deposits" thereunder, and Seller shall have the right to extend the Closing Date with respect to affected Constituent Parcels for up to sixty (60) days as set forth in Paragraphs 6(c) and 11(b) hereof. Upon deposit with Title Company, the Extension Deposit shall be non-refundable, except to the extent that this Agreement terminates as a result of a Seller default or the failure of a condition to Closing for the benefit of Purchaser.

       c. At or before the Closing, Seller shall deliver to Purchaser the following:

              i. the duly executed (and where appropriate acknowledged) Deed, Bill of Sale, Assignment of Intangible Property and Assignment of Leases;

              ii. duly executed estoppel certificates as required pursuant to Subparagraph 8(b) above;

              iii. originals of all Leases, Assumed Contracts, and building permits, certificates of occupancy and plans and specifications for the Improvements and all tenant-occupied space included within the Improvements to the extent in Seller's possession or reasonable control;

              iv. notices to the Tenants in form satisfactory to Purchaser, duly executed by Seller;

              v. a "FIRPTA Affidavit" pursuant to Section 1445 (b)(2) of the Internal Revenue Code, duly executed by Seller;

              vi. such resolutions, authorizations, bylaws or other corporate and/or partnership documents or agreements relating to Seller as shall be required by the Title Company;

              vii. the certificate certifying as to Seller's representations and warranties as required by Subparagraph 6(c) above;

              viii. keys to all locks located in or about any portion of the Property and all personal property described in the Bills of Sale to the extent in Seller's possession or reasonable control; and

              ix. any other customary and/or reasonable closing documents requested by the Title Company.

       Purchaser may waive compliance on Seller's part under any of the foregoing items by an instrument in writing.

       d. At or before the Closing, Purchaser shall deliver to Seller the following:





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              i.     the duly executed Assignment of Leases and Assignment of
Intangible Property;

              ii. such resolutions, authorizations, bylaws or other corporate and/or partnership documents or agreements relating to Purchaser as shall be required by Title Company;

              iii. any other customary and/or reasonable closing documents requested by the Title Company;

              iv. in sufficient time to permit an 8:00 a.m. (Dallas time) Closing, the balance of the Purchase Price in cash or other immediately available funds, subject to prorations and adjustments as set forth herein.

       e. Seller and Purchaser shall each deposit such other instruments as are reasonably required by the escrow holder or otherwise required to close the escrow and consummate the acquisition of the Property in accordance with the terms hereof. Seller and Purchaser hereby designate Title Company as the "Reporting Person" for the transaction pursuant to Section 6045(e) of the Internal Revenue Code and the regulations promulgated thereunder and agree to execute such documentation as is reasonably necessary to effectuate such designation.

       f. The following are to be apportioned as of the Closing Date, as follows:

              i. RENT. Rent for the current month under the Leases shall be apportioned as of the Closing Date, regardless of whether or not such rent has been paid to Seller. With respect to any rent arrearages arising under the Leases, after Closing Purchaser shall pay on or before the 15th day of each calendar month to Seller any rent actually collected during the preceding month that is applicable to the period preceding the Closing Date; provided, however, that all rent collected by Purchaser shall be applied first to all unpaid rent accruing after the Closing Date, and then to unpaid rent accruing prior to the Closing Date. Purchaser shall use reasonable efforts for a period of six (6) months after Closing to recover rent arrearages, provided that Purchaser shall not be obligated to sue any Tenant, evict any Tenant or institute any other legal or quasi-legal proceeding against any Tenant. Seller shall not be permitted to take any steps to recover any rent arrearages after Closing, provided that Seller shall have the right to commence suit against a Tenant to recover rent arrearages for a period of six (6) months after the Closing and prosecute such suit to completion and Seller shall have the right to sue a Tenant at any time after such Tenant's Lease has expired or otherwise terminates, provided that in no event shall Seller have the right to bring either an unlawful detainer action or seek recourse to a Tenant's security deposit transferred to Purchaser.

              ii. LEASING COSTS; TENANT INDUCEMENTS. Seller shall pay all leasing commissions and tenant improvement costs that arise in connection with any Lease executed on or before the Contract Date. With respect to any new Lease or Lease





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extension or expansion entered into by Seller between the Contract Date and the
Closing Date and approved by Purchaser pursuant to the terms of Paragraph 15(a) below, in the event that Seller incurs or pays any costs or expenses for leasing commissions and/or tenant allowances or improvements and/or free rent (collectively, "New Leasing Costs") in connection with any such new Lease or such extension or expansion in excess of the gross rental (including base rent, additional rent and pass-throughs) (collectively, "New Leasing Revenue") received by Seller with respect to such new Lease or such extension, Seller shall be entitled to a credit at the Closing for the difference between the New Leasing Costs and the New Leasing Revenue. With respect to any free rent applicable to the period after the Closing that arises under any new Lease or Lease extension or expansion entered into by Seller between the Contract Date and the Closing Date and approved by Purchaser pursuant to the terms of Paragraph 15(a) below, such free rent shall be prorated between Seller and Purchaser based on the number of months (or fractional months) in such new
Lease or such extension or expansion that are prior to the Closing Date and the number of such months (or fractional months) that are after the Closing Date.

              iii. SECURITY DEPOSITS; PREPAID RENT. Purchaser shall be entitled to a credit against the Purchase Price for the total sum of all security deposits (and interest earned thereon) that are required to be returned to the Tenants under the terms of the respective Leases. Additionally, Purchaser shall be entitled to a credit against the Purchase Price for the total sum of all free rent, operating expense abatements, or other unexpired concessions under any Leases executed prior to the Contract Date to the extent they apply to any period after the Closing.

              iv. OTHER TENANT CHARGES. For all items subject to proration for which the landlord receives reimbursement from the tenants as common area maintenance charges ("CAM Charges"), it is acknowledged that Seller has prepaid certain CAM Charges and already received reimbursement on account of certain estimated CAM Charges for the period prior to Closing and Purchaser will similarly make certain payments and receive reimbursements on account of CAM Charges for the period after Closing. Seller shall be responsible for collection of all estimated CAM Charges, including all delinquent amounts, payable by the tenants prior to Closing, and Purchaser shall be responsible for collection of all estimated CAM Charges, including delinquent amounts, payable by the tenants after Closing. Consistent with the foregoing sentence, Purchaser and Seller shall prorate the expense items which are subject to reimbursement pursuant to the CAM Charges in such a way that Seller shall be responsible for the payment of all costs and expenses which are intended to be reimbursed by such CAM Charges for the period prior to Closing and Purchaser shall be responsible for all such costs and expenses after Closing. At the end of the fiscal year





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



applicable to the CAM Charges described in the preceding sentences of this Section, to the extent that the landlord has received excess CAM Charges and is obligated to reimburse to the tenants any portion of the excess CAM charges collected by Seller, Seller shall, within ten (10) days of written demand therefor, reimburse to Purchaser the portion of such excess CAM Charges which have been paid to and retained by Seller. In the event that at the end of the fiscal year applicable to such CAM Charges, tenants on the Property are obligated to pay to the landlord any sums on account of an underpayment of CAM Charges, Purchaser shall pay to Seller immediately upon receipt thereof Seller's prorata share of such reimbursement by the tenants. Purchaser shall deliver to Seller at the same time that such notices are delivered to the tenants any accounting or reconciliation of the CAM Charges for the fiscal year in which the Closing occurs.

              v. UTILITY CHARGES. Seller shall be responsible for the cost of all utilities used prior to the Closing Date, except to the extent such utility charges are billed to and paid by tenants directly.

              vi. OTHER APPORTIONMENTS; CLOSING COSTS. Amounts payable under the Assumed Contracts, annual or periodic permit and/or inspection fees (calculated on the basis of the period covered), and liability for other Property operation and maintenance expenses and other recurring costs shall be apportioned as of the Closing Date. Seller shall pay all transfer taxes and sales tax (if any) on the Personal Property. Seller shall pay the premium for the Title Policy, provided that Purchaser shall pay the cost of the Endorsements. Purchaser acknowledges that if title to the Property and the "Property" described and defined in the Other Agreements is taken in the name of the same entity or entities, and unless business reasons (e.g. financing requirements) dictate otherwise as determined by Purchaser in its good faith discretion, Purchaser shall obtain one title policy covering both the Property and the "Property" described and defined in the Other Agreements. Seller and Purchaser shall each pay fifty percent (50%) of all escrow and recording and notary fees. Seller shall be responsible for all costs incurred in connection with the prepayment or satisfaction of any loan secured by the Property, including, without limitation, any prepayment fees, penalties or charges. All other costs and charges of the escrow for the sale not otherwise provided for in this Subparagraph 7(f)(vi) or elsewhere in this Agreement shall be allocated in accordance with the applicable closing customs for Dallas County, Texas.

              vii. REAL ESTATE TAXES AND SPECIAL ASSESSMENTS. General real estate taxes payable for 1996 and all prior years (including subsequent taxes and assessments for prior years due to change in land usage or ownership) shall be paid by Seller. General real estate taxes payable for 1997 shall be prorated by Seller and Purchaser as of the Closing Date. If the amount of general real estate taxes for 1997 cannot be determined on the Closing Date, Seller shall deposit with the Title Company, from the Purchase Price, an amount equal to Seller's proportionate share of the 1997 taxes based upon the most current estimate of such taxes, assuming for estimating purposes that the Property shall be fully assessed. Such deposit shall be held in escrow and all interest earnings on such deposit shall be paid to Seller. The Title Company shall retain such deposit to pay Seller's share of the actual general real estate taxes payable for 1997, paying any excess over to Seller. Seller shall pay any deficiency, when such general real estate taxes are known.





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              viii.  PRELIMINARY CLOSING ADJUSTMENT.  Seller and Purchaser shall jointly prepare a preliminary Closing adjustment on the basis of the Leases and other sources of income and expenses, and shall deliver such computation to Title Company not less than 10 days prior to Closing.

              ix. POST-CLOSING RECONCILIATION. If any of the aforesaid prorations cannot be calculated accurately on the Closing Date, then they shall be calculated as soon after the Closing Date as feasible. Either party owing the other party a sum of money based on such subsequent proration(s) shall promptly pay said sum to the other party, together with interest thereon at the rate of the lesser of (A) two percent (2%) over the average "prime rate" (as announced from time to time in the Wall Street Journal) per annum or (B) the highest legally permitted rate, from the Closing Date to the date of payment if payment is not made within ten (10) days after delivery of a bill therefor.

       SURVIVAL. The provisions of this Subparagraph 8(f) shall survive the Closing.

9.     Representations and Warranties of Seller.

       Seller hereby represents and warrants to Purchaser as follows:

       a. Except to the extent set forth on Schedule 2 attached hereto (the "Disclosure Schedule"), Seller has not received any written notice that the Property or any portion thereof, including, without limitation, the use and operation thereof, is in violation of any applicable building codes, environmental, zoning and land use laws, or any other applicable local, state and federal laws and regulations including, without limitation, the Americans with Disabilities Act of 1990 and the regulations and interpretations promulgated thereunder.

       b. The operating statements and income and expense reports delivered by Seller or its agents to Purchaser are and at the time of Closing will be true, correct and complete copies of such documents. To the best of Seller's knowledge, the surveys, mechanical and structural plans and specifications, soil reports, certificates of occupancy, warranties, and all books and records relating to the Property and all contracts or documents delivered by Seller or its agents to Purchaser which are not otherwise described in the immediately preceding sentence are and at the time of Closing will be true, correct and complete copies of such documents.

       c. The rent roll attached hereto as Exhibit H (the "Rent Roll") is true, correct and complete. The copies of the Leases delivered by Seller or its agents to Purchaser are true, correct and complete copies and contain all of the information pertaining to any rights of any of the Tenants and, to the best of Seller's knowledge, any other parties to occupy the Property, including, without limitation, all information regarding any rent concessions, over-standard tenant improvement allowances or other inducements to lease. To the best of Seller's knowledge, except to the extent set forth on the Disclosure Schedule, all of the Leases and Assumed Contracts are in full force and effect, without material default by either party thereunder.





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




       d. Except to the extent set forth on the Disclosure Schedule, there is no litigation or proceedings (including, without limitation, condemnation proceedings) pending or, to the best of Seller's knowledge, threatened against Seller that arises out of the ownership of the Property or that might detrimentally affect the value or the use or operation of the Property for its intended purpose or the ability of Seller to perform its obligations under this Agreement.

       e. Seller is duly formed and validly existing in good standing under the laws of the state of Texas. This Agreement and all documents executed by Seller which are to be delivered to Purchaser at the Closing are and at the time of Closing will be duly authorized, executed and delivered by Seller, are and at the time of Closing will be legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms and do not and at the time of Closing will not violate any provision of any agreement or judicial order to which Seller or the Property is subject.

       f. Except to the extent set forth on the Disclosure Schedule, at the time of Closing there will be no outstanding written or oral contracts made by Seller for any improvements to the Property which have not been fully paid for, and Seller shall cause to be discharged all mechanics' and materialmen's liens arising from any labor or materials furnished to the Property prior to the time of Closing.

       g. Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the IRC.

       h. Except to the extent set forth on the Disclosure Schedule, Seller has not received written notice indicating that the Property is in violation of any federal, state, local or administrative agency ordinance, law, rule, regulation, order or requirement relating to environmental conditions or Hazardous Material. For the purposes hereof, "Hazardous Material" shall mean any substance, chemical, waste or other material which is listed, defined or otherwise identified as "hazardous" or "toxic" under any federal, state, local or administrative agency ordinance or law, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq. ("CERCLA"); and the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq.; or any regulation, order, rule or requirement adopted thereunder, as well as any formaldehyde, urea, polychlorinated biphenyls, petroleum, petroleum product or by-product, crude oil, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel or mixture thereof, radon, asbestos, and "source," "special nuclear" and "by-product" material as defined in the Atomic Energy Act of 1985, 42 U.S.C. Sections 3011 et seq.

       i. Except to the extent set forth on the Disclosure Schedule, all alterations, improvements or other work required to have been completed by Seller under the Leases, including, without limitation, all alterations, improvements and other work required to prepare space for the initial occupancy of each Tenant under a Lease, has heretofore been completed and paid for in full, and Seller has paid in full all of landlord's leasing costs and obligations.

       j. Seller has not granted any option or right of first refusal or first opportunity to any party to acquire any fee or ground leasehold interest in any of the Property.

       k. Neither Seller nor, to the best of Seller's knowledge, any of the Tenants has either filed or been the subject of any filing of a petition under the Federal Bankruptcy Law or any federal or state insolvency laws or laws for composition of indebtedness or for the reorganization of debtors that remains pending, except to the extent set forth on the Disclosure Schedule.

       l. No brokerage or similar fee is due or unpaid by Seller with respect to any Lease. Except to the extent set forth on the Disclosure Schedule, no brokerage or similar fee shall be due or payable on account of the exercise of, without limitation, any renewal, extension or expansion options arising under any Lease.

        Except as set forth in this Agreement or in any document executed pursuant to or in connection with this Agreement, the parties hereto acknowledge and agree that the sale of the Property to Purchaser is made on an "AS-IS, WHERE-IS" and "WITH ALL FAULTS" basis, and Seller makes no warranty or representation, express or implied, as to merchantability, suitability or fitness for a particular purpose, the state of repair of the Property or the physical condition thereof. The parties further agree, however, that this paragraph does not affect an assumption of any liability by Purchaser and that this paragraph shall not be construed as to waive any rights of contribution or indemnity or otherwise affect the liabilities of the parties to each other or to third parties under any environmental law, including CERCLA. The provisions of this paragraph shall survive the Closing and the delivery and recordation of the Deed.

       The representations and warranties set forth in this Paragraph 9 shall survive the Closing for the period set forth in Paragraph 17(e) below.

10.    Representations and Warranties of Purchaser.

       Purchaser hereby represents and warrants to Seller as follows:

       a. Purchaser is duly formed and validly existing in good standing under the laws of the State of Delaware; this Agreement and all documents executed by Purchaser which are to be delivered to Seller at the Closing are or at the time of Closing will be duly authorized, executed and delivered by Purchaser, are or at the Closing will be legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, and do not and at the time of Closing will not violate any provisions of any agreement or judicial order to which Purchaser is subject.

       b. Purchaser has neither filed nor been subject to the filing of a petition under the Federal Bankruptcy Law or any federal or state insolvency laws or laws for the composition of indebtedness or for the reorganization of debtors that remains pending.

       c. Purchaser is experienced in evaluating and investing in properties similar in type and character to the Property.

       The representations and warranties set forth in this Paragraph 10 shall survive the Closing for the period set forth in Paragraph 17(e) below.

11.    Other Agreements.

       a. Notwithstanding anything to the contrary in this Agreement, but subject to the provisions of Paragraph 11(b) below, it shall be a condition precedent to both Purchaser's obligation to purchase the Property hereunder and to Seller's obligation to sell the Property hereunder that the "Closing" under and as defined in each of those three other Purchase Agreements dated as of even date herewith and identified on Schedule 3 attached hereto (the "Other Agreements") occurs concurrently with the Closing hereunder. The parties acknowledge and agree that a default by Seller under this Agreement shall be deemed a default of each of the "Sellers" under each of the Other Agreements and that a default by a "Seller" under any of the Other Agreements shall be deemed a default by Seller hereunder. The parties further acknowledge and agree that a default by Purchaser under this Agreement shall be deemed a default of each of the "Purchasers" under each of the Other Agreements and that a default by a "Purchaser" under any of the Other Agreements shall be deemed a default by Purchaser hereunder.

              b. Notwithstanding anything to the contrary provided in Paragraph 11(a) above or elsewhere in this Agreement or any Other Agreement, in the event that (i) Purchaser discovers during the Due Diligence Period that a Constituent Parcel (as defined below) is in material violation of any Environmental Law (but only if Seller fails to cure such violation prior to the Closing Date, as such may be extended pursuant to this Paragraph 11(b), and Seller is unwilling to give Purchaser a credit at Closing in such amount as the parties agree upon will compensate Purchaser for such matter, it being acknowledged by the parties hereto that Seller shall not be obligated hereunder to elect to cure any such violation or offer to give Purchaser such a credit),
(ii) Purchaser discovers during the Due Diligence Period that there is a material defect in title that adversely affects the marketability or financability of the Constituent Parcel (but only if Seller fails to remedy such defect prior to the Closing Date, as such may be extended pursuant to this Paragraph 11(b), and Seller is unwilling to give Purchaser a credit at Closing in such amount as the parties agree upon will compensate Purchaser for such matter, it being acknowledged by the parties hereto that Seller shall not be obligated hereunder to elect to remedy any such defect or offer to give Purchaser such a credit), (iii) Purchaser determines during the Due Diligence Period that the net operating income derived from the Property and the "Property" described and defined in the Other Agreements differs in any material respect in the aggregate from that set forth in any materials delivered to Purchaser by Seller or its agents prior to Purchaser's execution of this Agreement or on the Rent Roll (as defined below) and one-third (1/3) or more of such discrepancy is attributable to any Constituent Parcel (but only to the extent Seller is unwilling to give Purchaser a credit at Closing in an amount equal to such loss of income, capitalized at the same rate as that reflected by the Purchase Price, it being acknowledged by the parties hereto that Seller shall not be obligated hereunder to offer to give Purchaser such a credit), (iv) any of Seller's representations and warranties is not true and correct in all material respects at Closing with respect to a Constituent Parcel, (v) Purchaser discovers during the Due Diligence Period that there is a material defect in the physical condition of a Constituent Parcel as disclosed in an independent third party structural or physical report obtained by Purchaser (but only if Seller fails to repair all such physical conditions prior to the Closing Date, as such may be extended pursuant to this Paragraph 11(b), and Seller is unwilling to give Purchaser a credit at Closing in such amount as the parties agree upon will compensate Purchaser for such matter, it being acknowledged by the parties hereto that Seller shall not be obligated hereunder to elect to repair such conditions or offer to give Purchaser such a credit), or (vi) Purchaser elects to terminate this Agreement as to a Constituent Parcel pursuant to Paragraph 12 below, Purchaser shall have the right to terminate this Agreement as to such affected Constituent Parcels only (each such Constituent Parcel being referred to herein as a "Removed Parcel"), in which event this Agreement shall be amended to delete all references to the Removed Parcel(s), the Purchase Price shall be reduced by the amount allocated to the Removed Parcel(s) as set forth on Schedule 4 attached hereto, and this Agreement and the Other Agreements shall otherwise remain in full force and effect; provided, however, that with respect to the circumstances described in clauses (i), (ii), (iii) and (v) above, Purchaser's right of termination shall be conditioned upon Purchaser's informing Seller in writing prior to the end of the Due Diligence Period that Purchaser will terminate this Agreement as to such affected Constituent Parcel if such matter is not cured or remedied or Purchaser is not otherwise compensated, as applicable, prior to the Closing. Seller shall have the right to extend the Closing Date with respect to any affected Parcel for up to sixty (60) days to remedy or cure any such objectionable matter, provided that Seller (i) delivers written notice to Purchaser within five (5) days after the end of the Due Diligence Period, which notice shall state that Seller is electing to extend the Closing Date and that Seller will use all commercially reasonable efforts to cure or remedy such matter, and (ii) thereafter diligently proceeds to attempt to cure or remedy such matter. The sixty (60) day period set forth in the immediately preceding sentence shall run concurrent with the sixty (60) day period set forth in Paragraph 6(c) above.

       c. Notwithstanding anything to the contrary provided in Paragraph 11(a) above or elsewhere in this Agreement or any Other Agreement, in the event that the Removed Parcel(s) constitute(s) the entire Property, Purchaser shall have the right to terminate this Agreement in its entirety, but elect to keep the Other Agreements in full force and effect.

       d. As used herein, the term "Constituent Parcel" shall mean one of the projects identified on Schedule 4 attached hereto, together with the Land and all other portions of the Property properly allocable thereto.

12.    Risk of Loss.

       a. Purchaser shall be bound to purchase the Property for the full Purchase Price as required by the terms hereof, without regard to the occurrence or effect of any damage to the Property or destruction of any improvements thereon or condemnation of any portion of the Property, provided that (i) the cost to repair any such damage or destruction to a Constituent Parcel, or the diminution in the value of the remaining Property as a result of a partial condemnation, does not exceed $250,000 (and the cost to repair all such damage or destruction to, or the diminution in value of, the Property and the "Property" described and defined in the Other Agreements, in the aggregate, does not exceed $1,000,000), and (ii) upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation, less any sums reasonably expended by Seller toward the restoration or repair of the affected Property, and, if the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Purchaser.

       b. If the amount of the damage or destruction or condemnation as specified in Paragraph 12(a) above exceeds $250,000 with respect to any Constituent Parcel, then Purchaser may, at its option to be exercised within twenty (20) days of Seller's written notice of the occurrence of the damage or destruction or the commencement of condemnation proceedings, either terminate this Agreement in its entirety or solely with respect to such Constituent Parcel or consummate the purchase for the full Purchase Price as required by the terms hereof. Similarly, if the amount of the damage or destruction or condemnation as specified in Paragraph 12(a) above exceeds $1,000,000 with respect to the Property and the "Property" described and defined in the Other Agreements, in the aggregate, then Purchaser may, at its option to be exercised within twenty (20) days of Seller's written notice of the occurrence of the damage or destruction or the commencement of condemnation proceedings, either terminate this Agreement in its entirety or consummate the purchase for the full Purchase Price as required by the terms hereof. If Purchaser elects to terminate this Agreement in its entirety or fails to give Seller written notice within such 20-day period that Purchaser will proceed with the purchase, then the Deposit shall be immediately returned to Purchaser and neither party shall have any further rights or obligations hereunder, except to the extent expressly otherwise set forth herein. If Purchaser elects to terminate this Agreement solely with respect to such affected Constituent Parcel, the provisions of Paragraph 11(b) above shall control. If Purchaser elects to proceed with the purchase as to the entire Property, then upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any insurance proceeds or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation, less any sums reasonably expended by Seller toward the restoration or repair of the affected Property, and, if the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Purchaser.

       c. In the event that Purchaser is required to or elects to purchase the entire Property following any damage or destruction or condemnation of the Property pursuant to Paragraph 12(a) or (b) above, Seller shall also provide Purchaser with a credit against the Purchase Price in an amount equal to any deductible or uninsured amount; provided, however, in no event shall Seller be required to provide Purchaser with a credit pursuant to this Paragraph 12(c) in an amount that exceeds $250,000 with respect to any Constituent Parcel or that exceeds $1,000,000 with respect to the Property and the "Property" described and defined in the Other Agreements, in the aggregate. If it is determined that the deductible or uninsured amount is greater than $250,000 (or $1,000,000, as applicable), Seller shall notify Purchaser in writing as soon as reasonably possible following such determination whether or nor Seller is willing to provide Purchaser with a credit against the Purchase Price in the full amount of such deductible or uninsured amount. In the event that Seller is unwilling to provide Purchaser with a credit in such full amount, Purchaser shall have the right to terminate this Agreement by delivering written notice to Seller within twenty (20) days after Purchaser's receipt of such notice from Seller. If Purchaser elects to terminate this Agreement or fails to give Seller written notice within such twenty (20) day period that Purchaser will proceed with the purchase, the Deposit shall be immediately returned to Purchaser and neither party shall have any further obligations hereunder, except to the extent expressly otherwise set forth herein.

13.    Possession.

       Possession of the Property shall be delivered to Purchaser on the Closing Date subject only to the rights of Tenants under the Leases, provided, however, that prior to the Closing Date Seller shall afford authorized representatives of Purchaser (as well as any actual or prospective lender to Purchaser) reasonable access to the Property, upon 24 hours notice, for purposes of satisfying Purchaser (and such lender) with respect to the representations, warranties and covenants of Seller contained herein and with respect to satisfaction of any Diligence Period Condition or any Condition Precedent (including, without limitation, the Condition Precedent set forth in Paragraph 6(d) above) and for the purpose of conducting Tenant interviews, provided that prior to entering the Property Purchaser shall (i) obtain comprehensive general liability insurance in an amount not less than $1,000,000 naming Seller as an additional insured and (ii) provide a copy of such policy or a certificate evidencing such coverage to Seller. Purchaser hereby agrees to indemnify and hold Seller harmless from any damage or injury to persons or property caused by Purchaser or its authorized representatives during their entry and investigations prior to the Closing, provided the foregoing shall not require Purchaser to indemnify Seller or any other person with respect to any conditions that are discovered by Purchaser as opposed to being first caused by Purchaser. If this Agreement is terminated, Purchaser shall repair the damage caused by Purchaser's entry and investigations, provided the foregoing shall not require Purchaser to repair or remediate any conditions that are discovered by Purchaser as opposed to being first caused by Purchaser. The foregoing indemnity shall survive the termination of this Agreement or the Closing, as applicable.

14.    Maintenance of the Property; Miscellaneous Covenants.

       Between the Contract Date and the Closing, Seller shall perform all of the landlord's obligations under the Leases and shall otherwise operate and maintain the Property in the same manner as before the making of this Agreement, as if Seller were retaining the Property. Seller shall promptly notify Purchaser of any condemnation, environmental, zoning or other land-use regulation proceedings of which Seller becomes aware, as well as any notices of violations of any Laws relating to the Property of which Seller becomes aware and any litigation of which Seller becomes aware that arises out of the ownership of the Property or that might detrimentally affect the value or the use or operation of the Property or the ability of Seller to perform its obligations hereunder. Following the Contract Date, Seller shall continue to prepare Operating Statements (as defined in Exhibit G hereto) for the Property as to all time periods subsequent to the dates of the Operating Statements delivered to Purchaser as part of the Delivery Items and prior to the Closing Date, which Operating Statements shall be delivered to Purchaser within a reasonable period of time following the end of the period with respect to which such Operating Statements are prepared, even if prepared after Closing.
Through the Closing Date, Seller shall maintain or cause to be maintained, at Seller's sole cost and expense, all policies of insurance currently in effect with respect to the Property (or comparable replacements thereof).

15. Purchaser's Consent to New Contracts Affecting the Property; Termination of Existing Contracts.

       a. Seller shall not, after the Contract Date, enter into any Lease or contract, or any amendment thereof, or permit any Tenant to enter into any sublease, assignment or agreement pertaining to the Property, or waive any rights of Seller under any contract or Lease, without in each case obtaining Purchaser's prior written consent thereto, which consent in the case of any Lease shall include approval of the financial condition of the proposed tenant, the configuration of the space to be leased, and the terms of such Lease (including, without limitation, the rent and any concessions provided under such proposed Lease), and which consent shall not be unreasonably withheld by Purchaser. Seller shall be entitled, without the consent of Purchaser, to enter into, amend or otherwise deal with service contracts and similar agreements that are not Assumed Contracts in the ordinary course of business that are terminable on not more than thirty (30) days' prior notice and which shall not be binding on Purchaser after the Closing Date. Seller shall deliver to Purchaser, together with any request for approval of a new Lease, a copy of the proposed Lease, a description of the proposed Tenant and its proposed use of the premises and whatever financial information on the proposed Tenant Seller has received, as well as any additional information reasonably requested by





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



Purchaser (including, without limitation, if applicable, an environmental questionnaire). Notwithstanding anything to the contrary provided in this Subparagraph 15(a), if Purchaser fails to respond in writing with respect to any such new Lease or other action requiring Purchaser's consent under this Subparagraph 15(a) within five (5) business days after Purchaser's receipt of such request and information, Purchaser shall be deemed to have approved such new Lease or other action.

       b. Seller shall terminate prior to the Closing, at no cost or expense to Purchaser, any and all management agreements, service contracts or similar agreements affecting the Property that are not Assumed Contracts.

       c. Seller shall not, after the Contract Date, create any new encumbrance or lien affecting the Property other than liens and encumbrances
(i) that are reasonably capable of being discharged prior to the Closing and
(ii) that in fact will be and are discharged prior to the Closing.

16.    Cooperation with Purchaser.

       Seller shall cooperate and do all acts as may be reasonably required or requested by Purchaser with regard to the fulfillment of any Condition Precedent including execution of any documents, applications or permits reasonably requested by Purchaser and, to the extent requested by Purchaser, agrees to cooperate with Purchaser's efforts to obtain subordination, non-disturbance and attornment agreements from the Tenants. Seller hereby authorizes Purchaser and its agents to make all inquiries with and applications to any third party, including any governmental authority, as Purchaser may reasonably require to complete its due diligence.

17.    Miscellaneous.

       a. NOTICES. Any notice, consent or approval required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given upon (i) hand delivery, (ii) one (1) business day after being deposited with Federal Express or another reliable overnight courier service, with receipt acknowledgment requested, (iii) upon receipt if transmitted by facsimile telecopy, or (iv) upon receipt or refused delivery deposited in the United States mail, registered or certified mail, postage prepaid, return receipt required, and addressed as follows:


       IF TO SELLER:        Merit Industrial Properties Limited Partnership
                            c/o MTP, Inc.
                            12700 Preston Road, Suite 230
                            Dallas, Texas  75230
                            Attn: Dennis McDaniel
                            Fax No.: (972) 404-0417

       WITH A COPY TO:      Kim L. Lawrence, PC
                            12700 Preston Road, Suite 230

                            Dallas, Texas  75230
                            Fax No.: (972) 661-3283

       IF TO PURCHASER:     Shidler West Investment Corporation
                            2878 Camino del Rio South, Suite 260
                            San Diego, California 92108
                            Attn: Marc R. Brutten
                            Fax No.: (619) 688-1371

       WITH A COPY TO:      Orrick, Herrington & Sutcliffe LLP
                            Old Federal Reserve Bank Building
                            400 Sansome Street
                            San Francisco, California  94111
                            Attn:  David S. Fries, Esq.
                            Fax No.:  (415) 773-5759



or such other address as either party may from time to time specify in writing to the other.

       b. BROKERS AND FINDERS. Neither party has had any contact or dealings regarding the Property, or any communication in connection with the subject matter of this transaction, through any real estate broker or other person who can claim a right to a commission or finder's fee in connection with the sale contemplated herein, except for Cushman & Wakefield of Texas, Inc. ("Broker"), whose commission shall be paid by Seller pursuant to the terms of a separate agreement between Seller and Broker. In the event that any other broker or finder makes a claim for a commission or finder's fee based upon any contact, dealings or communication, the party whose conduct is the basis for the broker or finder making its claim shall indemnify, defend and hold harmless the other party against and from any commission, fee, liability, damage, cost and expense, including without limitation attorneys' fees, arising out of or resulting from any such claim. The provisions of this paragraph shall survive the Closing.

       c. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs, administrators and assigns. Notwithstanding the foregoing, Purchaser shall not have the right, without the prior written approval of Seller, to assign this Agreement in whole or in part, provided that Purchaser may assign this Agreement upon notice to Seller (but without any requirement of obtaining Seller's consent) in whole or in part to (i) one or more entities in which Marc R. Brutten, Jay H. Shidler and/or James C. Reynolds, directly or indirectly, has an ownership interest, and/or (ii) an entity controlled or managed by, or otherwise affiliated with, Angelo Gordon & Co., provided that such assignee(s) shall assume all of the obligations of Purchaser hereunder and the foregoing shall not act as a release of the party originally designated as Purchaser hereunder. To the extent that any indemnity set forth in this Agreement is made for the benefit of Purchaser or Seller, the term "Purchaser" or "Seller", as applicable, as it pertains to an indemnified party only, shall include the managers, members, investors, affiliates, lenders, officers, directors, shareholders, partners, trustees, beneficiaries, agents and employees of such party and their respective heirs, representatives, successors and assigns.

       d. AMENDMENTS. Except as otherwise provided herein, this Agreement may be amended or modified only by a written instrument executed by Seller and Purchaser.

       e. CONTINUATION AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES, ETC. All representations and warranties by the respective parties contained herein or made in writing pursuant to this Agreement are intended to and shall remain true and correct as of the time of Closing, shall be deemed to be material, and, together with all conditions, covenants and indemnities made by the respective parties contained herein or made in writing pursuant to this Agreement, shall survive the execution and delivery of this Agreement and the Closing for a period of 12 months, or, to the extent the context requires, beyond any termination of this Agreement. In the event that a claim is not made with respect to a breach of a representation, warranty or covenant set forth herein within such 12 month period, such claim shall be deemed waived.

       f. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

       g. MERGER OF PRIOR AGREEMENTS. This Agreement and the exhibits and schedules hereto constitute the entire agreement between the parties and supersede all prior agreements and understandings between the parties relating to the subject matter hereof.

       h. ENFORCEMENT. If either party hereto fails to perform any of its obligations under this Agreement or if a dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, then the defaulting party or the party not prevailing in such dispute shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and attorneys' fees and disbursements. Any such attorneys' fees and other expenses incurred by either party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys' fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment.

       i.     TIME OF THE ESSENCE.  Time is of the essence of this Agreement.

       j. SEVERABILITY. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

       k. MARKETING. During the term of this Agreement, Seller shall not list the Property with any broker or otherwise solicit or make or accept any offers to sell the

Property, engage in any discussions or negotiations with any third party with respect to the sale or other disposition of the Property, or enter into any contracts or agreements (whether binding or not) regarding any disposition of the Property.

       l. CONFIDENTIALITY. Each party agrees to maintain in confidence, and not to disclose to any third party, the information contained in this Agreement or pertaining to the sale contemplated hereby and the information and data furnished or made available by Seller to Purchaser, its agents and representatives in connection with Purchaser's investigation of the Property and the transactions contemplated by the Agreement; provided, however, that each party, its agents and representatives may disclose such information and data (a) to such party's accountants, attorneys, prospective lenders, accountants, partners, consultants and other advisors in connection with the transactions contemplated by this Agreement (collectively "Representatives") to the extent that such Representatives reasonably need to know (in Purchaser's or Seller's reasonable discretion) such information and data in order to assist, and perform services on behalf of, Purchaser or Seller; (b) to the extent required by any applicable statute, law, regulation, governmental authority or court order; and (c) in connection with any litigation that may arise between the parties in connection with the transactions contemplated by this Agreement. In the event of any conflict between the terms of this Section 17(l) and the terms of the Confidentiality Agreement referenced in Section 17(g) above, the terms of said Confidentiality Agreement shall control. Each party shall consult with the other party prior to making any press release or other disclosure intended for general circulation regarding the transactions contemplated hereunder. In no event shall any such disclosure or press release contain the purchase price.

       m. SECTION 1031 EXCHANGE. It is presently contemplated that Purchaser and Seller may each desire to effectuate a tax-deferred exchange (also known as a "1031" exchange) (an "Exchange") in connection with the purchase and sale of the Property. Purchaser and Seller hereby agree to cooperate with each other in connection with one or more such Exchanges, provided that:

              i. All documents executed by a party in connection with the Exchange shall be subject to the prior reasonable approval of that party and shall recognize that that party is acting solely as an accommodating party to such Exchange, shall have no liability with respect thereto, and is making no representation or warranty that the transactions qualify as a tax-free exchange under Section 1031 of the Internal Revenue Code or any applicable state or local laws and shall have no liability whatsoever if any such transactions fails to so qualify.

              ii. Such Exchange shall not result in Purchaser or Seller incurring any additional costs or liabilities.

              iii. In no event shall Purchaser or Seller be obligated to acquire any property or otherwise be obligated to take title, or appear in the records of title, to any property in connection with such Exchange.

              iv. In no event shall Purchaser's or Seller's consummation of such Exchange constitute a condition precedent to that party's obligations under this Agreement, and Purchaser's or Seller's failure or inability to consummate such Exchange for any reason or for no reason at all shall not be deemed to excuse or release that party from its obligations under this Agreement.

       n. POST-CLOSING COOPERATION. If it becomes reasonably necessary to do so in order to comply with applicable securities laws or the rules or regulations of the Securities and Exchange Commission, for a period of four (4) years after the Closing Date, Purchaser and its agents shall have the right, at Purchaser's sole cost and expense, to inspect and obtain copies of Seller's books and records supporting the operation of the Property for the period of three (3) full calendar years preceding the calendar year which includes the Closing Date. Purchaser shall give reasonable prior written notice to Seller when Purchaser wishes to exercise its right to inspect such books and records. Such inspection shall take place at the office of Seller during normal business hours on a date and at a time reasonably convenient to Seller and Purchaser. The provisions of this Paragraph 17(n) shall survive the Closing.

o. RETURN OF DOCUMENTS. In the event that this Agreement terminates, Purchaser shall return to Seller all due diligence materials and all copies thereof delivered by Seller to Purchaser hereunder and, subject to any restrictions on transferability set forth therein, shall deliver to Seller copies of all reports generated by Purchaser's contractors, engineers and other third party professional (non-legal) consultants, all of which reports shall be delivered by Purchaser without any representation or warranty as to the contents thereof.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                           SHIDLER WEST INVESTMENT CORPORATION,
                                           a Delaware corporation



                                           By: /s/
                                               -------------------------------

                                           Its: Vice President
                                                ------------------------------


PLEASE INITIAL PARAGRAPH 7(a) ABOVE



                                           MERIT INDUSTRIAL PROPERTIES LIMITED
                                           PARTNERSHIP, a Texas limited
                                           partnership

                                           By:    MTP, Inc., a Texas
                                                  corporation, its General
                                                  Partner


                                           By: /s/
                                               -------------------------------

                                           Its: Chief Financial Officer and
                                                ------------------------------
                                                Treasurer
                                                         ---------------------


PLEASE INITIAL PARAGRAPH 7(a) ABOVE

              Exhibit List

Exhibit A            Legal Description of land

Exhibit B            List of Personal Property

Exhibit C            Form of Special Warranty Deed

Exhibit D            Form of Bill of Sale

Exhibit E            Form of Assignment of Intangible Property

Exhibit F            Form of Assignment of Leases

Exhibit G            Seller's Deliveries

Exhibit H            Rent Roll

Exhibit I            Form of Tenant Estoppel Certificate


Schedule 1           Buildings

Schedule 2           Disclosure Schedule

Schedule 3           Other Agreements

Schedule 4           Removed Parcel Allocable Amounts

(THE SCHEDULES AND EXHIBITS HAVE BEEN OMITTED, BUT SHALL BE PROVIDED TO THE COMMISSION UPON REQUEST.)

                     FIRST AMENDMENT TO PURCHASE AGREEMENT

       THIS FIRST AMENDMENT TO PURCHASE AGREEMENT (this "First Amendment"), is made as of July 30, 1997, by and between SHIDLER WEST INVESTMENT CORPORATION, a Delaware corporation ("Purchaser"), and MERIT INDUSTRIAL PROPERTIES LIMITED PARTNERSHIP, a Texas limited partnership (Seller"), with reference to the following facts:

       A. Seller and Buyer entered into that certain Purchase Agreement, dated as of July 2, 1997 (the "Purchase Agreement"). Each capitalized term used in this First Amendment, but not defined herein, shall have the meaning ascribed to it in the Purchase Agreement.

       B. Seller and Buyer desire to amend the Purchase Agreement as set forth in this First Amendment.

       NOW, THEREFORE, the parties agree as follow:

       1. Due Diligence Period. Notwithstanding anything to the contrary provided in the Purchase Agreement, the Due Diligence Period shall expire on July 31, 1997.

       2. No other Amendment; Conflict. Except as set forth in this First Amendment, the provisions of the Purchase Agreement shall remain in full force. If any provision of this First Amendment conflicts with any provision of the Purchase Agreement, then the provisions of this First Amendment shall prevail.

       3. Counterparts. This First Amendment may be signed in multiple counterparts (including facsimile counterparts) which, when signed by all parties, shall constitute a binding agreement.

       IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first written above.

                                           SHIDLER WEST INVESTMENT CORPORATION,
                                           a Delaware corporation



                                           By: /s/
                                               ------------------------------

                                           Its: President
                                                -----------------------------



                                           MERIT INDUSTRIAL PROPERTIES LIMITED
                                           PARTNERSHIP, a Texas limited
                                           partnership

                                           By:    MTP, Inc., a Texas
                                                  corporation, its General
                                                  Partner



                                           By: /s/
                                               ------------------------------

                                           Its: President
                                                -----------------------------

                     SECOND AMENDMENT TO PURCHASE AGREEMENT

       THIS SECOND AMENDMENT TO PURCHASE AGREEMENT (this "Second Amendment"), is made as of July 31, 1997, by and between SHIDLER WEST INVESTMENT CORPORATION, a Delaware corporation ("Purchaser"), and MERIT INDUSTRIAL PROPERTIES LIMITED PARTNERSHIP, a Texas limited partnership ("Seller"), with reference to the following facts:

       A. Seller and Purchaser entered into that certain Purchase Agreement, dated as of July 2, 1997, as amended by that certain First Amendment to Purchase Agreement dated as of July 30, 1997 (collectively, the "Purchase Agreement"). Each capitalized term used in this Second Amendment, but not defined herein, shall have the meaning ascribed to it in the Purchase Agreement.

       B. Seller and Purchaser desire to amend the Purchase Agreement as set forth in this Second Amendment.

       NOW, THEREFORE, the parties agree as follow:

       1. Purchase Price. The first sentence of Paragraph 2(a) of the Purchase Agreement is hereby deleted and restated in its entirety as follows:
"The purchase price of the Property shall be Fourteen Million Seven Hundred Fifty Seven Thousand Five Hundred Dollars ($14,757,500.00) (the "Purchase Price")."

       2. Due Diligence Period. Notwithstanding anything to the contrary provided in the Purchase Agreement, the Due Diligence Period shall expire on August 8, 1997.

       3. Diligence Period Conditions. Purchaser hereby acknowledges and agrees that Purchaser has approved or waived all of the Diligence Period Conditions, other than those items identified on Schedule 1 attached hereto (the "Open Diligence Items") and that Purchaser has waived its rights under clauses (i), (iii) and (v) of Paragraph 11(b) of the Purchase Agreement. Purchaser and Seller acknowledge and agree that Purchaser is retaining the right in its sole and absolute discretion to approve or disapprove of the Open Diligence Items and to terminate the Purchase Agreement at any time prior to the end of the Due Diligence Period (as amended pursuant to Paragraph 2 above) in its sole and absolute discretion. In the event that Purchaser fails to deliver to Seller an Approval Notice with respect to the Open Diligence Items prior to the end of the Due Diligence Period (as amended pursuant to Paragraph 2 above), the Purchase Agreement shall automatically terminate. The parties hereto acknowledge that nothing contained in this Paragraph 3 shall affect Purchaser's right under Paragraph 6 of the Purchase Agreement to terminate the Purchase Agreement in its sole and absolute discretion if any Condition Precedent set forth in Paragraph 6 of the Purchase Agreement is not satisfied, including, without limitation, the Condition Precedent set forth in Paragraph 6(b) thereof relating to the delivery of estoppel certificates, or Purchaser's right to approve any title exceptions first disclosed to Purchaser subsequent to the end of the Due Diligence Period.

       4. No other Amendment; Conflict. Except as set forth in this Second Amendment, the provisions of the Purchase Agreement shall remain in full force. If any provision of this Second Amendment conflicts with any provision of the Purchase Agreement, then the provisions of this Second Amendment shall prevail.

       5. Counterparts. This Second Amendment may be signed in multiple counterparts (including facsimile counterparts) which, when signed by all parties, shall constitute a binding agreement.

       IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the date first written above.



                                           SHIDLER WEST INVESTMENT CORPORATION,
                                           a Delaware corporation



                                           By: /s/
                                               ------------------------------

                                           Its: President
                                                -----------------------------



                                           MERIT INDUSTRIAL PROPERTIES LIMITED
                                           PARTNERSHIP,
                                           a Texas limited partnership

                                           By:    MTP, Inc., a Texas
                                                  corporation,
                                                  its General Partner



                                                  By: /s/
                                                     ------------------------

                                                  Its: Chief Financial Officer
                                                       and Treasurer

                     THIRD AMENDMENT TO PURCHASE AGREEMENT

       THIS THIRD AMENDMENT TO PURCHASE AGREEMENT (this "Third Amendment"), is made as of August 8, 1997, by and between SHIDLER WEST INVESTMENT CORPORATION, a Delaware corporation ("Purchaser"), and MERIT INDUSTRIAL PROPERTIES LIMITED PARTNERSHIP, a Texas limited partnership ("Seller"), with reference to the following facts:

       A.    Seller and Purchaser entered into that certain Purchase
Agreement, dated as of July 2, 1997, as amended by that certain First Amendment to Purchase Agreement dated as of July 30, 1997 and that certain Second Amendment to Purchase Agreement dated as of July 31, 1997 (collectively, the "Purchase Agreement"). Each capitalized term used in this Third Amendment, but not defined herein, shall have the meaning ascribed to it in the Purchase Agreement.

       B. Seller and Purchaser desire to amend the Purchase Agreement as set forth in this Third Amendment.

       NOW, THEREFORE, the parties agree as follow:

       1. Due Diligence Period. Notwithstanding anything to the contrary provided in the Purchase Agreement, the Due Diligence Period shall expire on August 12, 1997.

       2. No other Amendment; Conflict. Except as set forth in this Third Amendment, the provisions of the Purchase Agreement shall remain in full force. If any provision of this Third Amendment conflicts with any provision of the Purchase Agreement, then the provisions of this Third Amendment shall prevail.

       3. Counterparts. This Third Amendment may be signed in multiple counterparts (including facsimile counterparts) which, when signed by all parties, shall constitute a binding agreement.

       IN WITNESS WHEREOF, the parties have executed this Third Amendment as of the date first written above.

                                           SHIDLER WEST INVESTMENT CORPORATION,
                                           a Delaware corporation




                                           By: /s/
                                               ------------------------------

                                           Its: President
                                                -----------------------------



                                           MERIT INDUSTRIAL PROPERTIES LIMITED
                                           PARTNERSHIP, a Texas limited
                                           partnership

                                           By:   MTP, Inc., a Texas corporation,
                                                 its General Partner



                                                 By: /s/
                                                     ------------------------

                                                  Its: Chief Financial
                                                       Officer and Treasurer

                     FOURTH AMENDMENT TO PURCHASE AGREEMENT

       THIS FOURTH AMENDMENT TO PURCHASE AGREEMENT (this "Fourth Amendment"), is made as of August 12, 1997, by and between SHIDLER WEST INVESTMENT CORPORATION, a Delaware corporation ("Purchaser"), and MERIT INDUSTRIAL PROPERTIES LIMITED PARTNERSHIP, a Texas limited partnership ("Seller"), with reference to the following facts:

       A.    Seller and Purchaser entered into that certain Purchase
Agreement, dated as of July 2, 1997, as amended by that certain First Amendment to Purchase Agreement dated as of July 30, 1997, that certain Second Amendment to Purchase Agreement dated as of July 31, 1997 and that certain Third Amendment to Purchase Agreement dated as of August 8, 1997 (collectively, the "Purchase Agreement"). Each capitalized term used in this Fourth Amendment, but not defined herein, shall have the meaning ascribed to it in the Purchase Agreement.

       B. Seller and Purchaser desire to amend the Purchase Agreement as set forth in this Fourth Amendment.

       NOW, THEREFORE, the parties agree as follow:

       1. Purchase Price. The first sentence of Paragraph 2(a) of the Purchase Agreement is hereby deleted and restated in its entirety as follows:
"The purchase price of the Property shall be Fourteen Million Five Hundred Ninety Thousand Eight Hundred Thirty-Three and 34/100 Dollars ($14,590,833.34) (the "Purchase Price")."

       2. Open Diligence Items. Purchaser acknowledges and agrees that it has approved of the Open Diligence Items identified in paragraphs 1 and 2 of "Schedule 1" attached to the Second Amendment to Purchase Agreement referenced in Recital A above. The parties hereto acknowledge that nothing contained in this Paragraph 2 shall affect Purchaser's right under Paragraph 6 of the Purchase Agreement to terminate the Purchase Agreement in its sole and absolute discretion if any Condition Precedent set forth in Paragraph 6 of the Purchase Agreement is not satisfied, including, without limitation, the Condition Precedent set forth in Paragraph 6(b) thereof relating to the delivery of estoppel certificates, or Purchaser's right to approve any title exceptions first disclosed to Purchaser subsequent to the end of the Due Diligence Period.

       3. Closing Date. Paragraph 8(b) of the Purchase Agreement is hereby deleted in its entirety, the following Paragraph 8(b) is hereby inserted in the place thereof:

              (b) The parties shall conduct an escrow Closing pursuant to this Paragraph 8 on or before October 15, 1997 or on such other date as Purchaser and Seller may agree in their sole and absolute discretion (the "Closing Date").

       4. No other Amendment; Conflict. Except as set forth in this Fourth Amendment, the provisions of the Purchase Agreement shall remain in full force. If any provision of this Fourth Amendment conflicts with any provision of the Purchase Agreement, then the provisions of this Fourth Amendment shall prevail.

       5. Counterparts. This Fourth Amendment may be signed in multiple counterparts (including facsimile counterparts) which, when signed by all parties, shall constitute a binding agreement.

       IN WITNESS WHEREOF, the parties have executed this Fourth Amendment as of the date first written above.



                                           SHIDLER WEST INVESTMENT CORPORATION,
                                           a Delaware corporation



                                           By: /s/
                                               ------------------------------

                                           Its: President
                                                -----------------------------



                                           MERIT INDUSTRIAL PROPERTIES LIMITED
                                           PARTNERSHIP, a Texas limited
                                           partnership

                                           By:  MTP, Inc., a Texas corporation,
                                                its General Partner



                                                By: /s/
                                                    ---------------------------

                                                Its: President
                                                     --------------------------

                     FIFTH AMENDMENT TO PURCHASE AGREEMENT

       THIS FIFTH AMENDMENT TO PURCHASE AGREEMENT (this "Fifth Amendment"), is made as of October 2, 1997, by and between SHIDLER WEST INVESTMENT CORPORATION, a Delaware corporation ("Purchaser"), and MERIT INDUSTRIAL PROPERTIES LIMITED PARTNERSHIP, a Texas limited partnership ("Seller"), with reference to the following facts:

       A.    Seller and Purchaser entered into that certain Purchase
Agreement, dated as of July 2, 1997, as amended by that certain First Amendment to Purchase Agreement dated as of July 30, 1997, that certain Second Amendment to Purchase Agreement dated as of July 31, 1997, that certain Third Amendment to Purchase Agreement dated as of August 8, 1997 and that certain Fourth Amendment to Purchase Agreement dated as of August 12, 1997 (collectively, the "Purchase Agreement"). Each capitalized term used in this Fifth Amendment, but not defined herein, shall have the meaning ascribed to it in the Purchase Agreement.

       B. Seller and Purchaser desire to amend the Purchase Agreement as set forth in this Fifth Amendment.

       NOW, THEREFORE, the parties agree as follow:

       1. Purchase Price. The first sentence of Paragraph 2(a) of the Purchase Agreement is hereby deleted and restated in its entirety as follows:
"The purchase price of the Property shall be Thirteen Million Five Hundred Ninety Thousand Eight Hundred Thirty-Three and 34/100 Dollars ($13,590,833.34) (the "Purchase Price")."

       2. No other Amendment; Conflict. Except as set forth in this Fifth Amendment, the provisions of the Purchase Agreement shall remain in full force. If any provision of this Fifth Amendment conflicts with any provision of the Purchase Agreement, then the provisions of this Fifth Amendment shall prevail.

       3. Counterparts. This Fifth Amendment may be signed in multiple counterparts (including facsimile counterparts) which, when signed by all parties, shall constitute a binding agreement.

       IN WITNESS WHEREOF, the parties have executed this Fifth Amendment as of the date first written above.

                                           SHIDLER WEST INVESTMENT CORPORATION,
                                           a Delaware corporation



                                           By: /s/
                                               ------------------------------

                                           Its: President
                                                -----------------------------



                                           MERIT INDUSTRIAL PROPERTIES LIMITED
                                           PARTNERSHIP, a Texas limited
                                           partnership

                                           By: MTP, Inc., a Texas corporation,
                                               its General Partner



                                           By: /s/
                                               ------------------------------

                                           Its: Chief Financial Officer